Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Susser Holdings Corporation
Re:	Rejected Election Form Under The Exchange Offer

Unfortunately, your Election Form regarding our exchange offer was not accepted for the following reason(s):

     The Election Form was received after the expiration deadline for the exchange offer. We cannot process your election.

     The Election Form was not properly signed (please note that the Election Form must be signed exactly as the eligible employee’s name appears on the agreement for the stock options being surrendered. Special rules apply to attorneys-in-fact, fiduciaries and other representatives; see “Procedures For Tendering Eligible Options” of the offer to exchange document if this applies).

     It is unclear what election was intended and/or you failed to make an election for each eligible stock option grant.

If you wish to participate in the exchange offer, please complete and execute the attached Election Form and deliver it to Susser Holdings Corporation so that it is received before the Expiration Date, which we expect will be at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer), by one of the following means:

By Mail or Courier:

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Attention: Dee Suarez

By Facsimile:

Susser Holdings Corporation

Attention: Dee Suarez

Facsimile: (361) 693-3719

By Hand:

Attention: Dee Suarez

By Email (by PDF or similar imaged document file):

dsuarez@susser.com

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer, all Eligible Options currently held by you will remain outstanding according to their existing terms.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Dee Suarez by hand, by facsimile to (361) 693-3719, by regular or overnight mail to Susser Holdings Corporation, Attention: Dee Suarez, 4525 Ayers Street, Corpus Christi, Texas 78415, or by e-mail to DSuarez@susser.com.